                                                                    Exhibit 99.1

         --------------------------------------------------------------

                                  NEWS RELEASE
                                February 3, 2003

             ------------------------------------------------------

                             KANKAKEE BANCORP, INC.

                -------------------------------------------------
                310 South Schuyler Avenue
                P.O. Box 3                         (815) 937-4440
                Kankakee, IL 60901-0003      Fax:  (815) 937-3674

For more information contact:                For Immediate Release
         Larry D. Huffman, President and CEO

         --------------------------------------------------------------


               KANKAKEE BANCORP ANNOUNCES FOURTH QUARTER EARNINGS

     Kankakee, Illinois....(February 3, 2002) Kankakee Bancorp, Inc. (AMEX:KNK),
today released the financial results for the quarter ended December 31, 2002. The Company reported net income of $1.2 million for the quarter, compared to $876,000 for the comparable 2001 period, an increase of $314,000 or 35.8%. Basic earnings per share were $1.02 for the quarter ended December 31, 2002, compared to $.72 for the same 2001 period. Diluted earnings per share were $1.02 for the quarter ended December 31, 2002, compared to $.71 for the same 2001 period. The Company reported net income of $2.2 million for the year ended December 31, 2002, compared to $3.3 million for 2001. Basic earnings per share were $1.87 for 2002, compared to $2.68 for 2001. Diluted earnings per share were $1.86 for 2002, compared to $2.62 for 2001.

     According to Larry Huffman, president and CEO of Kankakee Bancorp, Inc., "We are very pleased with the results for the fourth quarter of 2002, which was one of the best quarters the Company has ever had. Interest margins and interest rate spreads remain strong while the Company continues to position itself for the future. While we remain cautious in light of the current economic climate, we believe that the many initiatives undertaken during the year will provide a strong basis for increasing net income and enhancing stockholder value in 2003 and beyond."

                     2002 Initiatives and Significant Events

     During 2002, the Company initiated a number of strategies to improve profitability and enhance stockholder value. These include:

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

- The Company conducted an evaluation of the branch network and other service delivery systems, including locations, market areas, physical layouts, accessibility, market potentials and corporate identity. As part of this process, the organizational structure, including lines of authority, job functions and supervisory responsibilities were also reviewed. A number of changes resulted from this process. These include:

          - the name of the Bank changed to KFS Bank, F.S.B., effective December 1, 2002;

          - the announced construction of a new office in Bradley, Illinois, to replace an in-store office, as well as a new office in Bourbonnais, Illinois. Construction on the new Bradley office is scheduled to begin this spring;

          - the renovation of the Coal City main office, and the planned renovation of offices in Bourbonnais, Manteno and Momence, all in Illinois. The Coal City office renovation has been completed, and the renovations at Bourbonnais, Manteno and Momence should be completed during the second quarter of 2003;

          - the announcement on October 10, 2002 of the pending sale of the Bank's branch office in Hoopeston, Illinois, currently scheduled for completion on February 14, 2003;

          -    the elimination of three positions at the vice president level.

- The Company's wholly-owned subsidiary, KFS Bank, F.S.B., invested $8.0 million in Bank Owned Life Insurance (commonly referred to as "BOLI"). This investment provides non-taxable current income through increases in cash surrender values. Net income of $349,000 from this investment was recorded for the year.

- The Bank implemented a capital utilization strategy in which $30.0 million of adjustable-rate, mortgage-backed securities were purchased using borrowed funds. This strategy increased net interest income and pre-tax income by $411,000 for the year.

- The Company issued $10.0 million in variable-rate trust preferred securities, as part of a large pool of such securities. These securities are includable, within specified limits, in regulatory capital, and the funds are available to repurchase stock, fund an acquisition or purchase securities.

     During the third quarter of 2002, the Company recorded additions of $3.1 million to reserves for losses on loans. These reserves related to real estate development loans, which relate to land acquisition, development planning, land improvements, such as streets and utilities, and either building construction or sales of developed parcels. These loans were made, in one case to a group of related

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

borrowers and, in the other case, to an individual borrower. The lead borrower of the group filed a petition for bankruptcy protection under Chapter 11 on October 18, 2002.

     Based on the then-available information, management was able to identify the Company's exposure under the credits at the end of the third quarter, and the allowance for losses on loans was increased accordingly. During the fourth quarter, based on additional information coming from the bankruptcy process, the continuing review of the loans involving the related borrowers and discussions with the related parties, an additional $258,000 in reserves for losses on loans were recorded relative to these loans. It is possible that the Company will have to take future charges in relation to these loans. Management currently believes that the Company's maximum additional exposure under these loans is approximately $2.5 million. However, management has concluded that it is not appropriate at this time to add additional reserves for this amount, and is continuing to examine the loans with the parties involved to determine the best course of action to realize maximum satisfaction of these credits.

                                Quarterly Results

     During the fourth quarter of 2002, net interest income before provision for losses on loans was $4.0 million, or $313,000 (8.4%) more than for the same period in 2001. The net interest margin for the three months ended December 31, 2002 was 3.13% compared to 3.24% for the same period in 2001. The annualized return on assets for the fourth quarter of 2002 was .85% compared to .71% for the fourth quarter of 2001.

     During the fourth quarter of 2002, the provision for losses on loans was $234,000, compared to $308,000 for the same period in 2001. Other than the need for additional specific reserves discussed earlier, the decrease in outstanding loan balances mitigated the need for additional general reserves. During the fourth quarter of 2001, the Company had reassessed its methodology for determining the adequacy of reserves for losses on loans, which resulted in an increase in the provision for that quarter.

     Other income increased by $423,000, or 43.4%, from $975,000 for the fourth quarter of 2001 to $1.4 million for the fourth quarter of 2002. This increase was primarily the result of increases of $187,000 in gains on the sale of loans held for sale, $84,000 in fee income, $8,000 in gain on sale of real estate held for sale and $124,000 in other income. In addition, a loss of $40,000 on the sale of securities was recorded during the fourth quarter of 2001, which did not recur in 2002. These increases were partially offset by a decrease of $21,000 in insurance commissions. The increase in gain on sale of loans was due to a higher volume of loans originated for sale during the 2002 period compared to the same 2001 period.

The increase in other income was primarily the result of the investment in BOLI. Fee income is primarily driven by fees related to checking accounts, which have had continued growth in both numbers and balances.

     General and administrative expenses for the fourth quarter of 2002 were $3.5 million, or $396,000 (12.8%), greater than those for the fourth quarter of 2001. There were increases of $146,000 (9.0%) in compensation and benefits, $270,000 (48.3%) in other expenses, $17,000 (11.6%) in furniture and equipment expense and $46,000 (15.4%) in occupancy expenses. These increases were partially offset by decreases of $22,000 (19.7%) in advertising and $48,000 (50.9%) in amortization of intangible assets. The increase in compensation and benefits was primarily due to an increase in the cost of health insurance and a provision during the 2002 period for an employee incentive compensation plan. The increase in other expenses was due, in part, to expenses related to the Bank's name change.

                                  2002 Results

     During 2002, net interest income before provision for losses on loans was $16.0 million, or $2.0 million (14.2%) more than for the same period in 2001. The net interest margin for the year ended December 31, 2002 was 3.22% compared to 3.16% for 2001. The return on assets for 2002 was .42% compared to .69% for 2001.

     During 2002, the provision for losses on loans totaled $4.0 million compared to $502,000 during 2001. The reason for the significant increase in the provision for losses on loans was due to real estate development loans discussed earlier.

     Other income increased by $948,000, or 26.3%, from $3.6 million for 2001, to $4.6 million for 2002. A substantial part of the increase was due to an increase of $787,000 in gain on the sale of loans held for sale. In addition, there were increases of $392,000 in other income, $182,000 in fee income and $24,000 in gain on sale of real estate held for sale. These increases were partially offset by a decrease of $37,000 in insurance commissions and by the sale of securities available-for-sale during 2001, which resulted in a non-recurring gain of $441,000. The increase in fee income was due primarily to growth in the number of checking accounts, resulting in additional fees related to such accounts. The increase in gain on the sale of loans held-for-sale was due to sales of long-term, fixed-rate mortgage loans throughout 2002, compared to 2001, when sales were resumed during the second quarter. The increase in other income was primarily the result of the investment in BOLI.

     General and administrative expenses for 2002 increased by $1.2 million, or 10.2%, to $13.5 million from $12.2 million for 2001. There were increases of $771,000 (35.3%) in other expenses, $751,000 (11.7%) in compensation and benefits, $13,000 (3.2%) in data processing services, and $21,000 (5.0%) in telephone and postage. The increases were partially offset by decreases of $34,000 (5.3%) in furniture and equipment expense, $61,000 (15.9%) in advertising, $191,000 (50.9%) in amortization of intangible assets and $33,000 (36.8%) in provision for losses on repossessed assets. There were three primary elements in the increase in compensation and benefits; a general increase in compensation levels, a $126,000 increase in health insurance costs and a $402,000 provision for an employee incentive compensation plan. The major reason for the increase in other expenses, and a significant factor in the overall increase in general and administrative expenses, was costs related to a proxy contest in connection with the annual meeting in April, 2002.

                               Financial Condition

     The Company's total assets were $546.4 million at December 31, 2002, an increase of $56.1 million, or 11.4%, from total assets of $490.3 million at December 31, 2001. Increases of $26.5 million in mortgage-backed securities available-for-sale, $20.8 million in cash and cash equivalents, $9.7 million in investment securities available-for-sale, $7.9 million in prepaid expenses and other assets and $2.0 million in office properties and equipment, were partially offset by decreases of $9.6 million in net loans receivable.

     Stockholders' equity totaled $41.1 million at December 31, 2002, reflecting a decrease of $84,000 compared to December 31, 2001. The decrease was the result of common stock repurchases and dividend payments, which were partially offset by net income, the exercise of stock options during the year and an increase in the unrealized gains on securities available-for-sale. There were 1,165,881 shares of common stock outstanding at December 31, 2002, compared to 1,216,358 shares of common stock outstanding at December 31, 2001. Equity per share of common stock increased by $1.40 to $35.26 at December 31, 2002 from $33.86 at December 31, 2001. At December 31, 2002, the capital ratios of KFS Bank, F.S.B., the Company's wholly-owned subsidiary, continued to be in excess of regulatory requirements.

     The return on stockholders' equity was 11.6% and 5.4% for the three-month period and year ended December 31, 2002, respectively, compared to 8.5% and 8.2% for the comparable 2001 periods, respectively.

                   Stock Repurchase Programs and Stock Options

     During the quarter ended December 31, 2002, there were no shares of common stock repurchased under the repurchase program approved by the Company's Board of Directors in January 2002. During 2002, the Company repurchased 83,612 shares of common stock at a total cost of $3.2 million. Through December 31, 2002, a total of $17.6 million had been used to repurchase 753,119 shares of common stock under repurchase programs. Subsequent to December 31, 2002 and through February 3, 2003, no additional shares of common stock were repurchased.

     There were no options on shares of common stock exercised during the fourth quarter of 2002. As of December 31, 2002, a total of 584,119 shares of common stock were held as treasury stock. Between January 1, 2003 and February 3, 2003, no options on shares of common stock were exercised. Through February 3, 2003, the Company had received no notification from option holders of their intention to exercise options.

              Kankakee Bancorp, Inc. Announces Annual Meeting Date

     Kankakee Bancorp, Inc., announced today that its Annual Meeting of Stockholders will be held at 10:00 a.m. on Friday, April 25, 2003, at Sully's-Sullivan's Warehouse, a banquet facility located at 555 South West Avenue, Kankakee, Illinois 60901. Stockholders of record at the close of business on March 3, 2003 are the stockholders entitled to vote at the meeting and any adjournments or postponements of the meeting.

     Kankakee Bancorp, Inc., and KFS Bank, F.S.B., are headquartered in Kankakee, Illinois, which is 60 miles directly south of downtown Chicago. In addition to its main office, the Bank operates fourteen offices in the following Illinois communities: Ashkum, Bourbonnais, Bradley, Braidwood, Champaign, Coal City (2), Diamond, Dwight, Herscher, Hoopeston, Manteno, Momence and Urbana.

                                      # # #

                              Financial Highlights
                   Condensed Consolidated Statements of Income
                                    Attached

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This document (including information incorporated by reference) contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon belies, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (I) the strength of the local and national economy; (ii) the economic impact of September 11th; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets: (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

                     KANKAKEE BANCORP, INC., AND SUBSIDIARY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (Dollars in Thousands, Except Per Share Data)

                                                                (Unaudited)
                                                       Three Months Ended December 31,
                                                             2002            2001
                                                          ----------      ----------
Total interest income                                     $    7,889      $    8,094
Total interest expense                                         3,852           4,360
                                                          ----------      ----------
Net interest income                                            4,047           3,734
     Provision for losses on loans                               234             308
                                                          ----------      ----------

Net interest income after
     provision for losses on loans                             3,813           3,426
Other income:
     Net gain on sales of assets                                 413             178
     Fee income                                                  747             663
     Other                                                       237             133
                                                          ----------      ----------

Total other income                                             1,397             974
Other expenses:
     General and administrative                                3,479           3,083
                                                          ----------      ----------

Income before income taxes                                     1,731           1,317
Income tax expense                                               541             441
                                                          ----------      ----------
Net income                                                $    1,190      $      876
                                                          ==========      ==========
Net income                                                $    1,190      $      876
Other comprehensive income (loss):
     Unrealized losses on available-for-sale
     securities, net of related income taxes                     (19)           (225)
                                                          ----------      ----------
Comprehensive income                                      $    1,171      $      651
                                                          ==========      ==========
Basic earnings per share                                  $     1.02      $     0.72
                                                          ==========      ==========
Diluted earnings per share                                $     1.02      $     0.71
                                                          ==========      ==========

Selected operating ratios (annualized):
     Net interest margin (ratio of net interest
      income to average interest-earning assets)                3.13%           3.24%
     Return on assets (ratio of net income
      to average total assets)                                  0.85%           0.71%
     Return on equity (ratio of net income
      to average equity)                                       11.63%           8.49%

                     KANKAKEE BANCORP, INC., AND SUBSIDIARY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (Dollars in Thousands, Except Per Share Data)

                                                              (Unaudited)
                                                        Year Ended December 31,
                                                          2002           2001
                                                       ----------     ----------
Total interest income                                  $   32,115     $  32,759
Total interest expense                                     16,087        18,729
                                                       ----------     ---------
Net interest income                                        16,028        14,030
     Provision for losses on loans                          3,990           502
                                                       ----------     ---------

Net interest income after
     provision for losses on loans                         12,038        13,528
Other income:
     Net gain on sales of assets                            1,168           758
     Fee income                                             2,535         2,353
     Other                                                    849           493
                                                       ----------     ---------

Total other income                                          4,552         3,604
Other expenses:
     General and administrative                            13,474        12,231
                                                       ----------     ---------

Income before income taxes                                  3,116         4,901
Income tax expense                                            883         1,640
                                                       ----------     ---------
Net income                                             $    2,233     $   3,261
                                                       ==========     =========
Net income                                             $    2,233     $   3,261
Other comprehensive income:
     Unrealized gains on available-for-sale
     securities, net of related income taxes                1,026           489
                                                       ----------     ---------
Comprehensive income                                   $    3,259     $   3,750
                                                       ==========     =========
Basic earnings per share                               $     1.87     $    2.68
                                                       ==========     =========
Diluted earnings per share                             $     1.86     $    2.62
                                                       ==========     =========

Selected operating ratios:
     Net interest margin (ratio of net interest
      income to average interest-earning assets)             3.22%         3.16%
     Return on assets (ratio of net income to
      average total assets)                                  0.42%         0.69%
     Return on equity (ratio of net income
      to average equity)                                     5.42%         8.20%

                     KANKAKEE BANCORP, INC., AND SUBSIDIARY
                              FINANCIAL HIGHLIGHTS
                  (Dollars in Thousands, Except Per Share Data)

                                                                      (Unaudited)
                                                                      December 31,
                                                                   2002          2001
                                                                ----------    ----------
Selected Financial Condition Data:
     Total assets                                               $  546,404    $  490,280
     Net loans, including loans held for sale                      384,367       394,618
     Allowance for losses on loans                                   6,524         2,582
     Mortgage-backed securities                                         26            37
     Mortgage-backed securities - available-for-sale                38,179        11,636
     Investment securities, including certificates of deposit        1,117         1,515
     Investment securities-available-for-sale                       44,459        34,755
     Deposits                                                      432,032       415,467
     Total borrowings                                               69,700        30,000
     Unrealized gains on securities available-
         for-sale, net of related income taxes                       1,631           605
     Stockholders' equity                                           41,107        41,191

     Shares outstanding                                          1,165,881     1,216,358

Stockholders' equity per share                                  $    35.26    $    33.86

Selected asset quality ratios:
     Non-performing assets to total assets                            2.03%         0.45%
     Allowance for losses on loans to non-performing loans           63.51%       230.33%
     Classified assets to total assets                                2.93%         1.80%
     Allowance for losses on loans to classified assets              40.76%        29.32%

Non-performing asset analysis:
     Non-accrual loans                                          $    6,834    $      730
     Loans past due 90 days and accruing                             3,439           391
     Real estate owned and repossessed assets                          316           469
     Restructured Troubled Debt                                        480           611
                                                                ----------    ----------
Total                                                           $   11,069    $    2,201
                                                                ==========    ==========

Net charge-offs for quarter                                     $       25
                                                                ==========


                                                                Three Months
                                                                    Ended
                                                                  12/31/02
                                                                 (Unaudited)
                                                                ------------
Financial condition averages:
     Total assets                                               $   553,471
     Earning assets                                                 512,907
     Net loans, including loans held for sale                       388,464
     Stockholders' equity                                            40,611
     Deposits                                                       436,289
     Borrowings                                                      73,600

Average outstanding shares, including equivalents                 1,166,862


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